CLARIFICATION OF THE
SUPPLEMENTAL BENEFIT RETIREMENT PLAN
OF LIN TELEVISION CORPORATION
AND SUBSIDIARY COMPANIES

WHEREAS, LIN Television Corporation (the “Company”) sponsors the Supplemental Benefit Retirement Plan of LIN Television Corporation and Subsidiary Companies (the "Plan") originally effective January 1, 1983 and amended and restated effective December 21, 2004;

WHEREAS, pursuant to the terms of the Plan, the Company has the authority and discretion to amend the Plan; and

    WHEREAS, the Company previously amended the Plan to provide that the Plan shall be interpreted and administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

    WHEREAS, the Company has determined that the Second Amendment to the Plan does not completely reflect the Company’s intent with respect to the payment of benefits under the Plan, which was fully explained in the proxy statements of LIN TV Corp., the Company’s parent company, for the annual meetings held in 2008 and 2009; and

    WHEREAS, the Company wishes to clarify the Plan to ensure that its provisions clearly reflect the intent of the Company and to comply with Section 409A of the Code and the regulations and other guidance issued thereunder; and

    WHEREAS, this clarification, similar to the Second Amendment, is effective as to benefits earned or vested within the meaning of Section 409A of the Code after December 31, 2004;

    NOW, THEREFORE, the Plan is clarified, effective January 1, 2005, as follows:

Section 2(b) of the Plan is hereby replaced in its entirety with the following:

“(b)           Timing and Form of Payment.

(i)  Traditional Pension Participants.  If a Traditional Pension Participant or Beneficiary, both as defined in the Retirement Plan, is entitled to a benefit pursuant to Section 2(a), LIN shall pay such Traditional Pension Participant or Beneficiary an annuity actuarially equivalent to the amount payable under Section 2(a) based on such tables and interest rates as may be adopted from time to time for the purpose of computing such actuarial equivalents under The Retirement Plan.  This benefit shall commence at the later of the Normal Retirement Date, as defined in the Retirement Plan, or the date of the Participant’s “separation from service” with LIN (within the meaning of Section 409A of the Code), subject to the six-month delay for specified employees described below.

(ii)  Cash Balance Participants.  If a Cash Balance Participant or Beneficiary, both as defined in the Retirement Plan, is entitled to a benefit pursuant to Section 2(a), LIN shall pay such Cash Balance Participant or Beneficiary a single lump sum payment actuarially equivalent to the amount payable under Section 2(a) based on such tables and interest rates as may be adopted from time to time for the purpose of computing such actuarial equivalencies under the Retirement Plan.  LIN shall pay the lump sum amount six months after the Cash Balance Participant’s “separation from service” with LIN (within the meaning of Section 409A of the Code).

Notwithstanding any provision of the Plan, including any amendment to the Plan to the contrary, no payment under the Plan shall be made to or on behalf of a specified employee, as defined by Section 409A of the Code and the regulations promulgated thereunder, earlier than the date that is six months after the date on which the specified employee separated from service with LIN (within the meaning of Section 409A of the Code), unless such earlier payment would not subject to specified employee to adverse consequences under Section 409A.”

Adopted this 29th day of October, 2009